Filed Pursuant to Rule 433

Registration Nos. 333-214626

and 333-214626-02

Free Writing Prospectus dated September 25, 2019

Volkswagen Auto Lease Trust 2019-A

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 25, 2019 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2-A Notes	AAAsf	AAA (sf)
Class A-2-B Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class A-4 Notes	AAAsf	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

J.P. Morgan	Credit Agricole Securities	Mizuho Securities

Barclays	Deutsche Bank Securities	RBC Capital Markets	Santander	TD Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016.